Exhibit 99.1


                     Gartner Reports 2003 Results

   STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 5, 2004--Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, today reported results for the fourth quarter and year ended December 31, 2003.
   The Company noted that normalized EPS for the 2003 fourth quarter and full year were in line with prior guidance. Additionally, total revenue for the fourth quarter exceeded the high end of the guidance range.

   For the fourth quarter of 2003:

   -- Total revenue was $244 million, a 6% increase from the same period of 2002.

   -- Net income was $7 million, or $0.05 per diluted share, on a GAAP basis, including a previously announced charge of $24 million. This charge included approximately $14 million associated with severance and $10 million associated with facilities. In the same 2002 period, the Company reported a net loss of $14 million, or $0.18 per diluted share, on a GAAP basis, after a $32 million charge. Both periods also include impairment charges for investments of $0.9 million in 2003 and $1.7 million in 2002.

   -- Normalized EPS was $0.18 per share, up from $0.11 per share a year ago. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

   -- Research contract value at December 31, 2003 was $482 million, up from $470 million at September 30, 2003, a $12 million improvement in the quarter. Client retention was 78% at year-end, versus 76% three months earlier. Wallet share, a measure of dollar retention for the Research business, rose to 89% from 85% at September 30, 2003.

   -- Consulting backlog reached $100 million, up from $93 million at September 2003, a $7 million improvement in the quarter.

   For the full year 2003:

   --  Total revenue was $858 million, a decrease of 3% versus 2002.

   -- Net income was $24 million, or $0.26 per diluted share, on a GAAP basis, including $30 million of special charges. Net income for 2002 was $15 million, or $0.18 per diluted share, on a GAAP basis, including $49 million of special charges.

   -- Normalized EPS for 2003 was $0.39 per share. This compares with the 2002 figure of $0.50 per share. See "Non-GAAP
        Financial Measures" for a further discussion of normalized
        EPS.

   Michael Fleisher, Gartner's chairman and chief executive officer, said, "Our efforts to stabilize and then grow our core Research business are producing positive results. For two consecutive quarters we have seen growth in Research contract value, and new Research business reached $29 million, its highest level since September 2001. In addition, the Events business delivered solid growth and Consulting backlog ended the quarter at the highest point reported this year. This strong performance was due in part to successful investment in high growth products and by executing on our sales strategy."

   Business Segment Highlights

   Research revenue was $118 million for the 2003 fourth quarter, a 2% decrease from the same period of 2002. For the full year 2003, Research revenue totaled $467 million, a decrease of 4%. Research contract value was $482 million at December 31, 2003, an increase of $12 million sequentially and the second consecutive quarter of contract value growth. Client retention and wallet retention improved to 78% and 89%, respectively. New Research business recorded during the fourth quarter 2003 was $29 million, up from $19 million in the September quarter and the highest level in nine quarters.
   Consulting revenue was $67 million for the 2003 fourth quarter, a 16% increase from the comparable 2002 period. For all of 2003, Consulting revenue was $259 million, a 6% decrease versus the prior year. Consulting backlog was $100 million at December 31, 2003, a $7 million sequential increase over the September 30, 2003 quarter.
   Events revenue was $55 million for the fourth quarter of 2003, up 16% from a year ago. For 2003 overall, Events revenue totaled $119 million, an increase of 9% over the prior year. The Company held 57 events in the year as compared to 66 in 2002, with more than 27,000 worldwide attendees in both years. Additionally the Company increased exhibitor participation by approximately 10% over the previous year.
   Gartner's cash position increased to $230 million at December 31, 2003, from $110 million a year earlier. As a result of the conversion into common stock of Silver Lake Partners' convertible subordinated notes in October 2003, the Company completely eliminated its debt and associated interest expense. The conversion also reversed stockholders' deficit of $29 million to $376 million in stockholders' equity. Under its previously announced share repurchase program, Gartner repurchased $11 million and $43 million shares of its common stock, respectively, during the fourth quarter and full year 2003.
   "Gartner's ability to sequentially increase Research contract value and expand the new business pipeline clearly demonstrates that our investments in growth are beginning to produce results. With our strong cash position and debt-free balance sheet, we have the resources to support additional investments in growth going forward," noted Chris Lafond, chief financial officer.

   Business Units Realigned

   Gartner has reorganized its business units to ensure that they are closely aligned with client need and market opportunity. Gartner Intelligence will deliver content and advice to IT professionals, technology vendors and investors through vehicles such as Research and Events. Gartner Executive Programs will offer membership and peer-networking services for chief information officers (CIOs) and other key executives, through offerings such as the highly successful EXP membership program. Gartner Consulting will focus on customized engagements that allow CIOs and their counterparts to apply Gartner's knowledge to their specific business situations, with an emphasis on areas such as outsourcing and IT management.
   Maureen E. O'Connell, president and chief operating officer, stated, "Gartner has been moving toward a highly client-centric focus, with the goal of strengthening both our role as an important ingredient in clients' IT decisions and an indispensable advisor to the CIO. Our efforts began with the implementation of a 'named account' sales strategy last year. The realignment of our business units is a logical next step in this process. It should allow us to target key users within a client's organization, speed product development, and strengthen Gartner's value proposition."

   Business Outlook

   Michael Fleisher said, "With the realignment of our business units and focused sales effort, Gartner is well positioned to deliver profitable growth in the future. We believe that the technology recovery will be gradual and that the most significant benefits will not be felt until the second half of 2004 and beyond. While indicators such as Research contract value and client retention are positive, our revenue and earnings performance for this year will depend on the timing of new business bookings. We also must continue to invest in our products and our people in order to capture the opportunities the technology recovery presents. Taking these factors into account, we currently expect that Gartner's total revenue and normalized EPS for the full year of 2004 will approximate our results for 2003."
   For the first quarter ending March 31, 2004, the Company is targeting:

   --  Total revenue of approximately $198 million to $208 million.

   -- Research revenue of approximately $120 million to $123 million.

   -- Consulting revenue of approximately $57 million to $61 million.

   --  Events revenue of approximately $18 million to $20 million.
        Several events held in the March quarter of 2003 will be held in the June quarter of 2004, resulting in a $7 million shift of revenue to the second quarter.

   --  Other revenue of approximately $3 million to $4 million.

   -- Special charges in the range of $5 million to $8 million, which is the remainder of the previously announced charge.

   -- GAAP EPS of $0.01 to $0.03 and Normalized EPS excluding the special charge of $0.04 to $0.06 per share. The estimated fully diluted share count is 134 million shares.

   Conference Call Information

   The Company has scheduled a conference call at 10:00 a.m. ET on Thursday, February 5, 2004, to discuss the Company's financial results. The conference call will also be available via the Internet by accessing Gartner's Web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

   About Gartner

   Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has 3,700 associates, including more than 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

   Non-GAAP Financial Measures

   Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results and calculates earnings per share in a manner consistent with prior periods by including the effect of our debt conversion which occurred during the fourth quarter of 2003. Normalized EPS is based on net income (loss), excluding other charges, gains and losses on minority owned investments, and gains from the sale of businesses. Normalized EPS includes the effect of the convertible debt as if it had been converted, as of the beginning of each period as the convertible debt had a dilutive effect when including the normalized adjustments. See "Supplemental Information" at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

   Safe Harbor Statement

   This press release contains statements regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.


                             GARTNER, INC.
            Condensed Consolidated Statements of Operations
          (Unaudited, in thousands, except per share amounts)

                     Three Months Ended      Twelve Months Ended
                        December 31,            December 31,
                       2003      2002          2003      2002
                     --------- ---------     --------- ---------
Revenues:
 Research             $117,560  $120,038  -2% $466,907  $486,967   -4%
 Consulting             67,326    58,098  16%  258,628   276,059   -6%
 Events                 54,650    47,169  16%  119,355   109,694    9%
 Other                   4,406     4,509  -2%   13,556    14,873   -9%
                     --------- ---------     --------- ---------
Total revenues         243,942   229,814   6%  858,446   887,593   -3%
Costs and expenses:
 Cost of services and
  product development  110,515   108,600   2%  410,666   396,489    4%
 Selling, general and
  administrative        89,880    90,306   0%  333,283   346,495   -4%
 Depreciation            8,210    11,146 -26%   36,045    43,726  -18%
 Amortization of
  intangibles              212       482 -56%    1,275     1,929  -34%
 Other charges (1)      24,290    32,166 -24%   29,716    49,412  -40%
                     --------- ---------     --------- ---------
Total costs and
 expenses              233,107   242,700  -4%  810,985   838,051   -3%
                     --------- ---------     --------- ---------
Operating income
 (loss)                 10,835   (12,886)   F   47,461    49,542   -4%
(Loss) gain on
 investments (2)          (884)   (1,688)   F    4,740    (4,137)    F
Interest (expense),
 net                      (178)   (5,307)   F  (17,106)  (21,238) -19%
Other income
 (expense), net            113      (141)   F      461       117     F
                     --------- ---------     --------- ---------
Income before income
 taxes                   9,886   (20,022)   F   35,556    24,284   46%
Provision (benefit)
 for income taxes        3,009    (5,604)   F   11,863     9,167   29%
                     --------- ---------     --------- ---------
Net income (loss)       $6,877  $(14,418)   F  $23,693   $15,117   57%
                     ========= =========     ========= =========

Basic income (loss)
 per common share        $0.05    $(0.18)   F    $0.26     $0.18   44%
Diluted income (loss)
 per common share        $0.05    $(0.18)   F    $0.26     $0.18   44%

Weighted average
 shares outstanding:
  Basic                126,088    81,379  55%   91,123    83,329    9%
  Diluted              129,826    81,379  60%   92,579    85,040    9%

SUPPLEMENTAL INFORMATION
------------------------
Normalized EPS (3)       $0.18     $0.11  64%    $0.39     $0.50  -22%

(1) Other charges during both years are for costs associated with reductions in workforce and costs/losses associated with reductions in facilities. Other charges for 2002 also included a write-off of certain database related assets.

(2) The 2003 (loss) gain on investments includes a $0.9 million impairment charge on investments during the fourth quarter, and a $5.5 million insurance recovery during the second quarter relating to previous losses incurred associated with the sale of a business. The 2002 loss from investments includes a $1.7 million impairment charge on investments during the fourth quarter and a $2.5 million impairment charge on investments during the second quarter.

(3) Normalized net income and EPS is based on net income (loss), excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income (loss) and EPS to Normalized net income and EPS and a discussion of the reconciling items.

                             GARTNER, INC.
                      Consolidated Balance Sheets
                            (in thousands)

                                         December 31, December 31,
                                             2003         2002
                                         -----------  -----------

ASSETS
 Cash and cash equivalents                 $229,962     $109,657  110%
 Fees receivable, net                       266,122      283,068   -6%
 Deferred commissions                        27,751       25,016   11%
 Prepaid expenses and other current
  assets                                     25,642       24,201  -18%
                                         -----------  -----------
TOTAL CURRENT ASSETS                        549,477      441,942   22%

Property & equipment, net                    66,541       71,006   -6%
Goodwill & intangible assets, net           231,372      226,114    2%
Other assets                                 69,874       71,018   -1%
                                         -----------  -----------
TOTAL ASSETS                               $917,264     $810,080   13%
                                         ===========  ===========

Liabilities and Stockholders' Equity
 (Deficit)
  Accounts payable and accrued
   liabilities                             $175,609     $134,667   25%
  Deferred revenues                         315,524      305,887    3%
                                         -----------  -----------
TOTAL CURRENT LIABILITIES                   491,133      440,554   10%

Other liabilities                            50,385       46,688    8%
Convertible debt                                  -      351,539 -100%
                                         -----------  -----------
TOTAL LIABILITIES                           541,518      838,781  -35%

Total Stockholders' Equity (Deficit)        375,746      (28,701)    F
                                         -----------  -----------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY
 (DEFICIT)                                 $917,264    $ 810,080   13%
                                         ===========  ===========

                             GARTNER, INC.
            Condensed Consolidated Statements of Cash Flows
                       (Unaudited, in thousands)

                                                   Twelve Months Ended
                                                      December 31,
                                                     2003      2002
                                                   --------- ---------
Operating activities:
Net income                                         $23,693   $15,117
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization of intangibles      37,320    45,655
  Non-cash compensation                              1,072     3,286
  Tax benefit associated with employee exercise of
   stock options                                     3,930     1,579
  Deferred taxes                                    (4,567)   (4,139)
  (Gain) loss from investments and sales of assets,
   net                                              (4,740)    3,644
  Accretion of interest and amortization of debt
   issue costs                                      18,649    22,430
  Non-cash charges associated with impairment of
   long-lived assets                                     -     2,083
Changes in assets and liabilities:
  Fees receivable, net                              29,980    42,686
  Deferred commissions                              (1,689)   15,602
  Prepaid expenses and other current assets          3,829    13,790
  Other assets                                        (937)    5,858
  Deferred revenues                                 (4,467)  (33,259)
  Accounts payable and accrued liabilities          34,264    11,494
                                                   --------- ---------
Cash provided by operating activities              136,337   145,826
                                                   --------- ---------

Investing activities:
Proceeds from insurance recovery                     5,464         -
Purchases of businesses                                  -    (3,858)
Proceeds from sale of assets                             -       239
Investments                                         (1,960)   (1,508)
Additions to property, equipment and leasehold
 improvements                                      (28,928)  (21,124)
                                                   --------- ---------
Cash used in investing activities                  (25,424)  (26,251)
                                                   --------- ---------

Financing activities:
Proceeds from stock issued for stock plans          41,655    17,925
Payments for debt issuance and debt conversion
 costs                                              (1,182)     (238)
Purchases of treasury stock                        (43,434)  (59,880)
                                                   --------- ---------
Cash used in financing activities                   (2,961)  (42,193)
                                                   --------- ---------
Net increase in cash and cash equivalents          107,952    77,382
Effects of exchange rates on cash and cash
 equivalents                                        12,353     4,844
Cash and cash equivalents, beginning of period     109,657    27,431
                                                   --------- ---------
Cash and cash equivalents, end of period          $229,962  $109,657
                                                   ========= =========

SELECTED STATISTICAL DATA
(Dollars In thousands)
                                        December  September  December
                                           31,       30,        31,
                                          2003      2003       2002
                                        --------- ---------- ---------
Research contract value                 $482,219   $469,605  $489,031
Consulting backlog                       $99,718    $92,804  $111,305
Research client organizations              8,859      8,698     9,030

BUSINESS SEGMENT DATA
(Dollars in thousands)
                                        Direct      Gross     Contrib.
                              Revenue   Expense  Contribution  Margin
                             --------- --------- ------------ --------
Three Months Ended 12/31/03
Research                     $117,560   $47,067      $70,493     60%
Consulting                     67,326    45,856       21,470     32%
Events                         54,650    22,741       31,909     58%
Other                           4,406       660        3,746     85%
                             --------- --------- ------------
TOTAL                        $243,942  $116,324     $127,618     52%
                             ========= ========= ============

Three Months Ended 12/31/02
Research                     $120,038   $43,106      $76,932     64%
Consulting                     58,098    39,215       18,883     33%
Events                         47,169    19,547       27,622     59%
Other                           4,509       869        3,640     81%
                             --------- --------- ------------
TOTAL                        $229,814  $102,737     $127,077     55%
                             ========= ========= ============


Twelve Months Ended 12/31/03
Research                     $466,907  $174,033     $292,874     63%
Consulting                    258,628   171,850       86,778     34%
Events                        119,355    63,351       56,004     47%
Other                          13,556     3,475       10,081     74%
                             --------- --------- ------------
TOTAL                        $858,446  $412,709     $445,737     52%
                             ========= ========= ============

Twelve Months Ended 12/31/02
Research                     $486,967  $168,258     $318,709     65%
Consulting                    276,059   173,279      102,780     37%
Events                        109,694    53,593       56,101     51%
Other                          14,873     4,689       10,184     68%
                             --------- --------- ------------
TOTAL                        $887,593  $399,819     $487,774     55%
                             ========= ========= ============

SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to Normalized
(in thousands, except per share data)

                             Three Months Ended December 31,
                   ---------------------------------------------------
                             2003                      2002
                   ------------------------ --------------------------
                    After-                    After-
                     Tax                       Tax
                    Income   Shares    EPS    Income   Shares    EPS
                                              (Loss)
                   -------- -------- ------ --------- -------- -------
GAAP Basic EPS      $6,877  126,088  $0.05  $(14,418)  81,379  $(0.18)
Share equivalents
 from stock
 compensation
 shares                  -    3,738  (0.00)        -        -       -
                   -------- -------- ------ --------- -------- -------
GAAP Diluted EPS    $6,877  129,826  $0.05  $(14,418)  81,379  $(0.18)

(Gain) loss from
 investments (1)       862        -   0.01     1,688        -    0.02
Other charges (2)   15,725        -   0.12    23,369        -    0.29
Share equivalents
 from stock
 compensation
 shares                  -        -      -         -      734   (0.00)
Convertible long-
 term debt             239    3,188  (0.00)    3,227   47,021   (0.02)
                   -------- -------- ------ --------- -------- -------
Normalized net
 income & EPS      $23,703  133,014  $0.18   $13,866  129,134   $0.11
                   ======== ======== ====== ========= ======== =======

                             Twelve Months Ended December 31,
                   ---------------------------------------------------
                             2003                      2002
                   ------------------------ --------------------------
                    After-                   After-
                     Tax                      Tax
                    Income   Shares   EPS    Income    Shares    EPS
                   -------- -------- ------ --------- -------- -------
GAAP Basic EPS     $23,693   91,123  $0.26   $15,117   83,329   $0.18
Share equivalents
 from stock
 compensation
 shares                  -    1,456  (0.00)        -    1,711   (0.00)
                   -------- -------- ------ --------- -------- -------
GAAP Diluted EPS   $23,693   92,579  $0.26   $15,117   85,040   $0.18

(Gain) loss from
 investments (1)    (2,523)       -  (0.03)    3,306        -    0.04
Other charges (2)   19,360        -   0.21    34,751        -    0.41
Gain from sale of
 assets (3)              -        -      -      (325)       -   (0.00)
Convertible long-
 term debt          10,147   37,035  (0.05)   12,566   45,995   (0.12)
                   -------- -------- ------ --------- -------- -------
Normalized net
 income & EPS      $50,678  129,614  $0.39   $65,414  131,035   $0.50
                   ======== ======== ====== ========= ======== =======

General Notes & Footnotes
-------------------------
-- Normalized net income and EPS is based on net income (loss), excluding other charges, gains and losses on investments, and gains from the sale of certain assets. We believe normalized EPS is an important measure of our recurring operations.

-- The normalized effective tax rate was 33% for 2003 periods and 34% for 2002 periods.

(1) The 2003 gains and losses on investments includes a $0.9 million impairment charge on investments during the fourth quarter, and a $5.5 million insurance recovery during the second quarter relating to previous losses incurred associated with the sale of a business. The 2002 loss from investments includes a $1.7 million impairment charge on investments during the fourth quarter and a $2.5 million impairment charge on investments during the second quarter.

(2) Other charges during both years are for costs associated with reductions in workforce and costs/losses associated with reductions in facilities. Other charges for 2002 also included a write-off of certain database related assets.

(3) The 2002 gain from the sale of assets was caused by the sale of certain assets associated with a product line resulting in a $0.5 million pre-tax gain recorded in Other income (expense), net during the first quarter of 2002.

    CONTACT: Investor Contact:
             Heather McConnell, 203-316-6768
             heather.mcconnell@gartner.com
             www.gartner.com/investors
              OR
             Media Contact:
             Allison Haines, 203-316-6216
             allison.haines@gartner.com